Exhibit 99.1

COMPETITIVE
TECHNOLOGIES
Unlocking the Potential of Innovation

For Immediate Release:


                  COMPETITIVE TECHNOLOGIES REPORTS
                  THIRD QUARTER FISCAL 2003 RESULTS

Fairfield, CT - (June 10, 2003) - Competitive Technologies, Inc.
(AMEX: CTT) announced today its fiscal results for the three and nine months ended April 30, 2003 showing revenue increases more than offsetting revenue declines from expiring licenses.

For the first nine months of fiscal 2003 increases in royalties from homocysteine and Ethyol technologies more than offset declines in royalties from gallium arsenide and vitamin B12, resulting in revenues 7% ahead of the prior year. Revenues for the nine months ended April 30, 2003 were $1.87 million, compared with $1.75 million in the nine months ended April 30, 2002. The increase is primarily driven by homocysteine assay royalties now being paid by LabCorp and other major clinical laboratories as CTT continues its aggressive homocysteine licensing campaign, and from Ethyol royalties. Revenues for the third quarter of fiscal 2003 increased 20% to $659,000 compared with $547,000 in the third quarter of fiscal 2002.

The net loss for the nine months ended April 30, 2003 was $1.18 million, compared with a net loss of $3.24 million for the nine months ended April 30, 2002. Company performance improved by $2.06 million. The 64% loss reduction was primarily due to a $910,000 improvement in operating results, this year's reversal of about $1.58 million of patent enforcement expense recorded in prior fiscal years partially offset by a $944,000 write-down on the NTRU investment, and last year's $519,000 write off of the loan to E. L. Specialists. The net loss for the third quarter of fiscal 2003 was $546,000 compared with a net loss of $1.03 million for the third quarter of fiscal 2002. Company performance improved by $486,000.

John B. Nano, President and CEO of CTT said, "We are executing our strategy and are achieving revenue increases and performance improvements. Our strategy is working as it reverses prior years' declining revenues and declining profits. The results are still unacceptable by any measure. However, we have made progress with our strategic focus on achieving profitable growth to build shareholder value."

CTT's performance profile continues to improve. The company's enhanced marketing and technology commercialization program and sales team have targeted specific sales and revenue opportunities creating new alliances and relationships. CTT has significantly broadened both its customer and client technology solution network, including new agreements with The Texas A & M University System and the University of South Carolina Research Foundation, two new automotive safety systems, and continued progress in collecting homocysteine assay royalties. CTT's strategic alliance with the Korean Technology Transfer Center for technology distribution and sourcing in the expanding Korean market has shown substantial progress.

Working capital at April 30, 2003 of $1.18 million was 4% ahead of working capital at July 31, 2002 of $1.14 million. The $600,000 received from the sale of a portion of CTT's expected award in the patent infringement judgment against Wyeth (NYSE: WYE) will be included in financial results for the fourth quarter of fiscal 2003.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:

Johnnie D. Johnson
Strategic IR, Inc.            E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565
Fax (212) 754-4333            E-mail: ctt@competitivetech.net

                   COMPETITIVE TECHNOLOGIES, INC.
                          AND SUBSIDIARIES
            CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                (Thousands, except per share amounts)
                             (Unaudited)

                          Third Quarter ended     Nine Months ended
                              April 30,               April 30,
                           2003        2002        2003       2002
  Revenues              $     659   $     547   $   1,874  $   1,754
  Operating expenses
    Patent enforcement
      expenses, net of
      reimbursements          194         602         347      1,787
    Personnel and other
      direct expenses
      relating to
      revenue                 707         543       2,118      1,588
    General and
      administrative
      expenses                308         420       1,248      1,128
  Total operating
    expenses                1,209       1,565       3,713      4,503
  Operating loss        $    (550)  $  (1,017)  $  (1,839) $  (2,749)

  Reversal of accounts
    payable exchanged
    for contingent note
    payable             $      --   $      --   $   1,583  $      --
  Impairment losses on:
    Loans to E. L.
      Specialists, Inc. $      --   $      --   $      --  $    (519)
    Investment in NTRU
      Cryptosystems,
      Inc.              $      --   $      --   $    (944) $      --

  Net loss              $    (546)  $  (1,032)  $  (1,177) $  (3,238)

  Net loss per share
    Basic and diluted   $   (0.09)  $   (0.17)  $   (0.19) $   (0.53)

  Weighted average
    number of common
    shares outstanding
      Basic and diluted     6,201       6,154       6,176      6,146

  OTHER FINANCIAL DATA                           At April    At July
                                                 30, 2003   31, 2002
    Cash, cash
      equivalents and
      short-term
      investments                               $   1,538  $   2,887
    Royalties
      receivable                                $     807  $   1,159
    Total current
      assets                                    $   2,754  $   4,548
    Total assets                                $   3,498  $   6,400

    Royalties payable                           $     966  $   1,308
    Total current
      liabilities                               $   1,570  $   3,407
    Shareholders'
      equity                                    $   1,928  $   2,993